Exhibit 99.1

Stronghold Enters Into $15 Million Private Placement

Provides Panther Creek Plant Update

NEW YORK, December 22, 2023 – Stronghold Digital Mining, Inc. (NASDAQ: SDIG) (“Stronghold”, or the “Company”) today announced that it entered into a securities purchase agreement with an existing institutional investor (the “Purchaser”) to sell 2,300,000 shares of Class A Common Stock and share equivalents, in each case at a price of $6.71 per share equivalent (the “Private Placement”). The Company also issued to the Purchaser warrants to purchase an aggregate of 2,300,000 shares of Class A Common Stock, with an initial exercise price of $7.00 per share (subject to adjustments), and such warrants are not exercisable until six months after issuance.

The non-brokered Private Placement was executed on December 21, 2023, and is expected to close on December 22, 2023. Gross proceeds from the Private Placement will be $15.4 million, before deducting offering expenses. Proceeds will be used to enhance growth and efficiency of the Company’s miner fleet, accelerate its carbon capture initiative, and improve its working capital position and for general corporate purposes.

Additionally, the exercise price for 1,400,000 warrants previously issued on April 21, 2023, and September 19, 2022, will be adjusted from $10.10 per share and $11.00 per share, respectively, to $7.00 per share.

Panther Creek Operational Update

On November 20, 2023, the Company’s wholly owned Panther Creek Plant experienced unexpected ash silo flow issues. As a result, the Company operated the plant at a lower output while the plant worked to remedy the issue. From November 20, 2023, through December 7, 2023, the Panther Creek Plant operated at approximately 60% net capacity factor while importing the remaining electricity necessary to fulfill its data center needs. The Company’s data center operations were unaffected during that period.

While progress was made, on December 8, the Company elected to shut off the plant for what was expected to be a short-term, unplanned outage to fully fix the ash silo. The Company took these steps to ensure maximum uptime and availability during the coming winter months. The repairs were not completed until December 21, resulting in the Panther Creek Plant importing electricity between December 8 and December 21. Between December 12 and December 20, the Panther Creek data center was unexpectedly required to curtail load to between 10 MW and 50 MW due to PJM system reliability issues and a transmission line outage.

In total, the Company estimates that it incurred fuel costs and operations and maintenance expenses of approximately $1.5 million beyond the scope of normal and expected operations. The Panther Creek Plant has resumed operations, and the Panther Creek data center is operating without limitations. The Panther Creek data center recently achieved a site-record hash rate of over 2 EH/s on December 3, 2023, with 100% hash rate utilization, and the Company expects that it will reach that level again in the near future.

About Stronghold Digital Mining, Inc.

Stronghold is a vertically integrated Bitcoin mining company with an emphasis on environmentally beneficial operations. Stronghold houses its miners at its wholly owned and operated Scrubgrass Plant and Panther Creek Plant, both of which are low-cost, environmentally beneficial coal refuse power generation facilities in Pennsylvania.

Investor Contact:
Matt Glover or Alex Kovtun
Gateway Group, Inc.
SDIG@gateway-grp.com
1-949-574-3860

Media Contact
contact@strongholddigitalmining.com

Cautionary Statement Concerning Forward-Looking Statements:

Certain statements contained in this press release, including guidance, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. Forward-looking statements and the business prospects of Stronghold are subject to a number of risks and uncertainties that may cause Stronghold’s actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things: the recent restructuring of the Company’s debt and the performance and satisfaction of various obligations under the agreements entered into in order to effect such restructuring of debt; the hybrid nature of our business model, which is highly dependent on the price of Bitcoin; our dependence on the level of demand and financial performance of the crypto asset industry; our ability to manage growth, business, financial results and results of operations; uncertainty regarding our evolving business model; our ability to retain management and key personnel and the integration of new management; our ability to raise capital to fund business growth; our ability to maintain sufficient liquidity to fund operations, growth and acquisitions; our substantial indebtedness and its effect on our results of operations and our financial condition; uncertainty regarding the outcomes of any investigations or proceedings; our ability to enter into purchase agreements, acquisitions and financing transactions; public health crises, epidemics, and pandemics such as the coronavirus pandemic; our ability to procure and install crypto asset mining equipment, including from foreign-based suppliers; our ability to maintain our relationships with our third party brokers and our dependence on their performance; developments and changes in laws and regulations, including increased regulation of the crypto asset industry through legislative action and revised rules and standards applied by The Financial Crimes Enforcement Network under the authority of the U.S. Bank Secrecy Act and the Investment Company Act; the future acceptance and/or widespread use of, and demand for, Bitcoin and other crypto assets; our ability to respond to price fluctuations and rapidly changing technology; our ability to operate our coal refuse power generation facilities as planned; our ability to remain listed on a stock exchange and maintain an active trading market; our ability to avail ourselves of tax credits for the clean-up of coal refuse piles; and legislative or regulatory changes, and liability under, or any future inability to comply with, existing or future energy regulations or requirements. More information on these risks and other potential factors that could affect our financial results is included in our filings with the Securities and Exchange Commission, including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our Annual Report on Form 10-K filed on April 3, 2023 and in our subsequently filed Quarterly Reports on Form 10-Q. Any forward-looking statement or guidance speaks only as of the date as of which such statement is made, and, except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements or guidance, whether because of new information, future events, or otherwise.